Exhibit 99
Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Third Quarter 2020 Results

MURFREESBORO, Tenn. – (November 9, 2020) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and nine months ended September 30, 2020.

Eric Mendelsohn, NHI President and CEO, stated, “This pandemic has created unprecedented times for our operators, so we are incredibly grateful for their heroic efforts to keep their residents safe. As COVID cases have started climbing again in many parts of the country, we are seeing an uneven impact to our portfolio with entrance fee and skilled nursing communities showing good resilience while our assisted living, memory care and independent living operators continue to experience occupancy declines albeit at a slower rate than at the onset of the pandemic.”

Mr. Mendelsohn further commented, “We are diligent in our conversations with these partners as we bridge the gap to a more stable operating environment and have several tools at our disposal to assist them. We recently reached an agreement with Bickford to defer a portion of their November rent with optional deferrals for December and January with repayments beginning in June 2021.”

“NHI has expected some additional deferrals as we move into 2021 and we’ve worked hard to position the Company and its balance sheet in anticipation of further stresses, but we do not believe these conditions are permanent and the suffered occupancy losses will begin to resolve themselves sometime in 2021,” Mendelsohn concluded.

Financial Results

•Net income attributable to common stockholders per diluted common share for the three months ended September 30, 2020 was $0.95, a decrease of 2.1% from the same period in the prior year. Net income attributable to common stockholders per diluted common share for the nine months ended September 30, 2020 was $3.31, an increase of 21.7% from the same period in the prior year. Net income for the nine months ended September 30, 2020 includes $21.0 million in gains that relate to the sale of real estate.

•Normalized FFO per diluted common share for the three months ended September 30, 2020 was $1.42, unchanged from the same period in the prior year. Normalized FFO per diluted common share for the nine months ended September 30, 2020 was $4.23, an increase of 3.4% from the same period in the prior year.

•Normalized AFFO per diluted common share for the three months ended September 30, 2020 was $1.34, an increase of 1.5% over the same period in the prior year. Normalized AFFO per diluted common share for the nine months ended September 30, 2020 was $3.99, an increase of 5.0% over the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended September 30, 2020 was $1.42, unchanged from the same period in the prior year. NAREIT FFO per diluted common share for the nine months ended September 30, 2020 was $4.22, an increase of 3.2% over the same period in the prior year.

•Net income, Normalized FFO, Normalized AFFO and NAREIT FFO per common share for the three and nine months ended September 30, 2020 includes the dilutive impact of 772,919 common shares issued since September 30, 2019.

Bickford Deferral
Subsequent to the end of the third quarter, we began discussions with Bickford regarding additional rent deferrals for the fourth quarter of 2020 and first quarter of 2021 as a result of the ongoing impact from the pandemic. As currently discussed, these

NHI Reports Third Quarter 2020 Results

November 9, 2020
additional deferrals may include $3,000,000 for November 2020 and optional deferrals of up to $750,000 for each of December 2020 and January 2021. The additional deferrals in discussions are expected to bear interest at 8% per annum with repayments over 12 months beginning in June 2021.

Occupancy
Autumn COVID-19 infection rates are having occupancy impacts to a subset of our senior housing segment which are more pronounced than the impacts we saw during the summer. However, the recent occupancy impacts these operators have experienced are [the same/better] than the occupancy impacts experienced at the onset of the pandemic. Our entrance fee communities and skilled nursing facilities which cumulatively contribute over 50% of the Company’s revenue are not experiencing similar changes in condition.

The following table summarizes the average portfolio occupancy for Senior Living Communities, Bickford, and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	3Q19	4Q19	1Q20	2Q20	3Q20	September 2020
Senior Living Communities	9	80.3%	80.4%	80.3%	79.1%	79.0%	78.9%
Bickford	47	86.0%	86.3%	85.2%	82.5%	81.7%	81.8%
Holiday	26	87.6%	87.0%	87.3%	83.5%	79.6%	78.5%

Collections and Deferrals
We collected approximately 96.2% of contractual rents due for the third quarter ended September 30, 2020 and approximately 97.8% of contractual rents due for October 2020. November collections will be provided in a business update later this month.

We have granted rent concessions to two tenants as a result of the COVID-19 pandemic. Effective July 1, 2020, we agreed to defer $2,100,000 in rent due for the third quarter of 2020 from Bickford with half of the deferral placed in escrow. We continue our negotiations with Bickford for the potential sale of nine properties which are currently leased to Bickford and have a gross book value of approximately $76,658,000 as of September 30, 2020. The deferred rent will be forgiven contingent upon Bickford’s ability to close on the acquisition of these properties. Rental income from this portfolio was $6,514,000 (net of $182,000 of the deferral mentioned above) and $7,151,000 for the nine months ended September 30, 2020 and 2019, respectively, including straight-line rental income of $217,000 and $568,000, respectively.

In addition to the Bickford deferral described previously, we have agreed to defer or abate portions of rents for the remainder of 2020 with another tenant that would also grant the tenant the option to defer a portion of rents related to the first quarter of 2021. The COVID-19 related deferrals and abatement granted for lease payments were $534,000 and $20,000, respectively, for the third quarter and $538,000 and $30,000, respectively, for the fourth quarter. The optional deferred amount for the first quarter of 2021 is $447,000. Any deferred rent payments will accrue interest from the date of the deferral until paid in full and are due no later than December 31, 2022.

COVID-19 Update
As of November 3, 2020, NHI had 367 confirmed active resident cases (approximately 1.5% of total capacity) of COVID-19 in its skilled nursing and senior housing portfolio. There were 94 confirmed Senior Housing resident cases (2.4 cases per average community), which can include skilled nursing cases at our senior living campuses or CCRCs, and 273 confirmed skilled nursing resident cases (6.5 cases per average community). We can give no assurance about the accuracy of the information reported or that there have not been any changes since the time the information was obtained from our operators and third party operators. This information is based upon information provided to us by our operators and third-party data providers. More information is available at www.nhireit.com/covid-19.

Liquidity
At October 31, 2020, we had $252 million in availability under a $550 million revolver and $38.2 million in unrestricted cash and cash equivalents. We also have approximately $495 million available under the ATM program.

NHI Reports Third Quarter 2020 Results

November 9, 2020
Moody’s Investors Service (“Moody’s”) Issues Public Credit Rating
On November 5, 2020, Moody’s assigned an investment grade issuer credit rating and a senior unsecured debt rating of ‘Baa3’ with a Negative outlook to the Company. Moody’s noted that the rating reflects NHI’s “conservative financial profile characterized by modest leverage, strong fixed charge coverage and a predominantly unencumbered property portfolio.”

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, November 10, 2020, at 12 p.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (800) 754-1391, with the confirmation number 21970511. The live broadcast of NHI’s third quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Third Quarter 2020 Results

November 9, 2020

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$42,595	$42,758	$147,986	$118,417
Elimination of certain non-cash items in net income:
Depreciation	20,836	19,695	62,126	57,206
Depreciation related to noncontrolling interests	(210)	(22)	(567)	(30)
Gain on sale of real estate	—	—	(21,007)	—
Impairment of real estate	—	—	—	2,500
NAREIT FFO attributable to common stockholders	63,221	62,431	188,538	178,093
Non-cash write-off of straight-line rent receivable	—	—	380	—
Normalized FFO attributable to common stockholders	63,221	62,431	188,918	178,093
Straight-line lease revenue, net	(5,086)	(5,720)	(15,861)	(16,255)
Straight-line lease revenue, net, related to noncontrolling interests	29	6	81	8
Amortization of lease incentives	250	224	735	607
Amortization of original issue discount	102	197	303	584
Amortization of debt issuance costs	871	708	2,156	2,112
Equity method investment adjustments, net	568	—	617	—
Note receivable credit loss expense	(193)	—	1,002	—
Normalized AFFO attributable to common stockholders	59,762	57,846	177,951	165,149
Equity method investment capital expenditure	(105)	—	(315)	—
Equity method investment non-refundable fees received	156	—	330	—
Non-cash stock-based compensation	457	477	2,772	2,955
Normalized FAD attributable to common stockholders	$60,270	$58,323	$180,738	$168,104

BASIC
Weighted average common shares outstanding	44,661,650	43,505,332	44,641,748	43,187,847
NAREIT FFO attributable to common stockholders per share	$1.42	$1.44	$4.22	$4.12
Normalized FFO attributable to common stockholders per share	$1.42	$1.44	$4.23	$4.12
Normalized AFFO attributable to common stockholders per share	$1.34	$1.33	$3.99	$3.82

DILUTED
Weighted average common shares outstanding	44,662,403	43,861,089	44,643,514	43,494,714
NAREIT FFO attributable to common stockholders per share	$1.42	$1.42	$4.22	$4.09
Normalized FFO attributable to common stockholders per share	$1.42	$1.42	$4.23	$4.09
Normalized AFFO attributable to common stockholders per share	$1.34	$1.32	$3.99	$3.80

See Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD.

NHI Reports Third Quarter 2020 Results

November 9, 2020
Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

These supplemental operating performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our FFO, Normalized FFO, Normalized AFFO and Normalized FAD may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these operating performance measures, caution should be exercised when comparing our Company’s FFO, Normalized FFO, Normalized AFFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with GAAP (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

We believe that FFO and normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Adjusted Funds From Operations - AFFO

In addition to the adjustments included in the calculation of normalized FFO, normalized AFFO excludes the impact of any straight-line lease revenue, amortization of the original issue discount on our convertible senior notes and amortization of debt issuance costs. We also adjust Normalized AFFO for the net change in our allowance for expected credit losses as well as certain non-cash items related to our equity method investments such as straight-line lease expense and recognition of purchase accounting adjustments. We believe that normalized AFFO is an important supplemental measure of operating performance for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires the original issue discount of our convertible senior notes and debt issuance costs to be amortized as non-cash adjustments to earnings. Normalized AFFO is useful to our investors as it reflects the growth inherent in the contractual lease payments of our real estate portfolio.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of normalized AFFO, normalized FAD excludes the impact of non-cash stock based compensation. We also adjust Normalized FAD for items related to our equity method investments such as capital expenditures and the net change in non-refundable entrance fees. We believe that normalized FAD is an important supplemental measure of operating performance for a REIT as a useful indicator of the ability to distribute dividends to shareholders. Additionally, normalized FAD improves the understanding of our operating results among investors and makes comparisons with: (i) expected results, (ii) results of previous periods and (iii) results among REITs, more meaningful. Because FAD may function as a liquidity measure, we do not present FAD on a per-share basis.

NHI Reports Third Quarter 2020 Results

November 9, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues:
Rental income	$77,821	$75,247	$232,266	$218,777
Interest income and other	6,480	6,435	19,306	17,109
	84,301	81,682	251,572	235,886
Expenses:
Depreciation	20,836	19,695	62,126	57,206
Interest	12,892	14,661	40,589	41,925
Legal	241	40	826	409
Franchise, excise and other taxes	164	121	553	1,441
General and administrative	2,785	2,802	10,127	9,787
Taxes and insurance on leased properties	4,187	1,608	7,190	4,205
Loan and realty (gains) losses	(193)	—	1,002	2,500
	40,912	38,927	122,413	117,473
Loss from equity method investment	(728)	—	(2,018)	—
Gains on sales of real estate	—	—	21,007	—
Net income	42,661	42,755	148,148	118,413
Less: net (income) loss attributable to noncontrolling interests	(66)	3	(162)	4
Net income attributable to common stockholders	$42,595	$42,758	$147,986	$118,417

Weighted average common shares outstanding:
Basic	44,661,650	43,505,332	44,641,748	43,187,847
Diluted	44,662,403	43,861,089	44,643,514	43,494,714

Earnings per common share:
Net income attributable to common stockholders - basic	$0.95	$0.98	$3.31	$2.74
Net income attributable to common stockholders - diluted	$0.95	$0.97	$3.31	$2.72

NHI Reports Third Quarter 2020 Results

November 9, 2020

Selected Balance Sheet Data
($ in thousands)
	September 30, 2020	December 31, 2019

Real estate properties, net	$2,687,959	$2,560,393
Mortgage and other notes receivable, net	$287,282	$340,143
Cash and cash equivalents	$42,198	$5,215
Straight-line rent receivable	$92,418	$86,044
Assets held for sale, net	$—	$18,420
Other assets	$29,416	$32,020
Debt	$1,528,968	$1,440,465
National Health Investors Stockholders' Equity	$1,493,049	$1,497,631

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management.  The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.